EXHIBIT 99.1
AssetMark to Enter Strategic Alliance with Morningstar Wealth, Acquire Assets from TAMP Business

Concord, CA – June 20, 2024 – Wealth management platform AssetMark, Inc., a wholly owned subsidiary of AssetMark Financial Holdings, Inc. and a Registered Investment Adviser (collectively “AssetMark”), today announced a strategic alliance with Morningstar Wealth, a division of independent investing insights firm Morningstar, Inc. (Nasdaq: MORN).

As part of the alliance, AssetMark will acquire approximately $12 billion in assets from the Morningstar Wealth Turnkey Asset Management Platform (“TAMP”). Financial advisors and clients on Morningstar Wealth’s TAMP will have access to AssetMark’s platform, which provides industry-leading service, advisor technology, business consulting, and a carefully curated set of investment strategists. The account migration process will be designed to be seamless, as it will generally not require additional new client paperwork and clients’ performance histories will be maintained.

Additionally, financial advisors currently working with AssetMark will gain access to a wide range of model portfolios and separately managed accounts managed by the Morningstar Investment Management team, which has over $290 billion of assets under management and advisement (“AUMA”) globally. Morningstar Wealth will join the AssetMark platform as a third-party strategist and continue to expand its lineup of investment services.

“Morningstar has a rich heritage of providing comprehensive investment insights and services to advisors and financial professionals around the globe,” said Michael Kim, Chief Executive Officer of AssetMark. “This relationship represents best-in-class firms strategically aligning to provide innovative solutions and high-quality service to financial advisors and their clients.”

“Our alliance with AssetMark marks a significant milestone for our business. AssetMark has a long track record of providing financial advisors with the service, tools, and investments they need to build a thriving practice, and we look forward to making our models accessible to more advisors,” said Daniel Needham, President of Morningstar Wealth. “We are aligning our efforts with a clear vision to combine the strengths of our unique capabilities, enabling the advisors we support to serve investors more effectively.”

AssetMark is an experienced acquirer and integrator with a strong track record of executing transactions that enhance the value it provides to advisors and empowers them to serve their clients more holistically and efficiently. In 2021, the firm acquired a global provider of SaaS-based financial planning solutions, and, in 2022, acquired a leading provider of wealth management technology solutions to RIAs, enterprises and asset managers.

This transaction was approved by the Boards of Directors of both AssetMark and Morningstar, Inc. and is expected to close in the second half of 2024, subject to regulatory approval, necessary consents, and other customary closing conditions.

About AssetMark Financial Holdings, Inc.
AssetMark Financial Holdings, Inc. ("AFHI") operates a wealth management platform whose mission is to help financial advisors and their clients. Together with our affiliates AssetMark Trust Company, Voyant and Adhesion Wealth Advisor Solutions, we serve advisors at every stage of their journey with flexible, purpose-built solutions that champion client engagement and drive efficiency. Our ecosystem of solutions equips advisors with services and capabilities that would otherwise require significant investments of time and money and aims to deliver better investor outcomes by enhancing their productivity, profitability, and client satisfaction.

AFHI announced in April 2024 that it signed a definitive agreement to be acquired by GTCR, a leading private equity firm with substantial investment expertise in financial technology, wealth and asset management, which is subject to customary closing conditions and required regulatory approvals and is expected to close in the fourth quarter of 2024. Consent to the transaction described in this press release was also provided by GTCR.

Founded in 1996, AFHI has over 1,000 employees and the AssetMark platform serves over 9,200 financial advisors and over 257,000 investor households. As of March 31, 2024, the company had $116.9 billion in platform assets.

AssetMark, Inc. is a Registered Investment Adviser with the U.S. Securities and Exchange Commission.

About Morningstar Wealth
Morningstar Wealth is a global organization dedicated to empowering both advisor and investor success. Our extensive range of offerings includes the Morningstar International Wealth Platform (TAMP), model portfolios managed by the Morningstar Investment Management team ($294 billion in assets under management and advisement*), Morningstar Office (portfolio management software), ByAllAccounts (data aggregation and enrichment), Morningstar Investor (individual investor platform) and Morningstar.com.
*Includes AUMA for advisory services offered by certain Morningstar subsidiaries that are authorized in the jurisdictions in which they operate to provide investment management and advisory services

About Morningstar Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and solutions that serve a wide range of market participants, including individual and institutional investors in public and private capital markets, financial advisors and wealth managers, asset managers, retirement plan providers and sponsors, and issuers of fixed-income securities. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $294 billion in AUMA as of March 31, 2024. The Company operates through wholly- or majority-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X (formerly known as Twitter) @MorningstarInc.

Media Contacts:

AssetMark
Alaina.kleinman@assetmark.com

Morningstar Wealth
newsroom@morningstar.com